Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.3 of Registration Statement on Form F-1 (No. 333-259261) of our report dated July 7, 2021, relating to the consolidated financial statements of TROOPS, Inc. (previously known as SGOCO Group, Ltd.), and its subsidiaries (the “Group”) as of December 31, 2020 and for the year then ended, in which our report expresses an unqualified opinion, and includes explanatory paragraphs relating to the adoption of Accounting Standards Codification Topic 326, Financial Instruments-Credit Losses, and the adoption of Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, and also critical audit matters, including goodwill impairment assessment and allowance for current expected credit losses (“CECL”) on accounts receivables and other receivables, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2020.

/s/ Yu Certified Public Accountant P.C.

New York, New York

March 18, 2022